Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Gardner Denver, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 33-91088, 333-24921, 333-84397, 333-61314, and 333-116108) on Form S-8 and the registration statements (Nos. 333-109086 and 333-122422) on Form S-3 of Gardner Denver, Inc. and subsidiaries (the Company), of our report dated February 28, 2008, with respect to the consolidated balance sheets of the Company as of December 31, 2007 and 2006, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2007, and the effectiveness of internal control over financial reporting as of December 31, 2007, which report appears in the December 31, 2007 annual report on Form 10-K of the Company.

As discussed in Notes 1 and 12 to the consolidated financial statements, effective January 1, 2007, the Company adopted Financial Accounting Standards Board Interpretation No. 48, “Accounting for Uncertainty in Income Taxes, an interpretation of Statement of Financial Accounting Standard No. 109.”

As discussed in Notes 1 and 9 to the consolidated financial statements, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans” as of December 31, 2006.

As discussed in Notes 1 and 13 to the consolidated financial statements, effective January 1, 2006 the Company adopted the fair value method of accounting for stock-based compensation as required by SFAS No. 123 (Revised 2004), “Share-Based Payment.”

/s/  KPMG LLP

St. Louis, Missouri
February 28, 2008